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                                                                   EXHIBIT 10.7


                           SUMMIT DESIGN, INC.
                          EMPLOYMENT AGREEMENT



EMPLOYEE:  RICHARD DAVENPORT
EFFECTIVE DATE: SEPTEMBER  9, 1997


     This agreement (the "Agreement") is entered into as of the above date by and between SUMMIT DESIGN, INC., a Delaware corporation ("SUMMIT"), and the above-named employee ("Davenport").

                                RECITALS

     A.   Davenport is an employee of Simulation Technologies Corp.
("SimTech"); and

     B. SUMMIT, SimTech and Star Acquisition, Inc., a wholly-owned subsidiary of SUMMIT ("Merger Sub"), have entered into an Agreement and Plan of Reorganization dated as of September 5, 1997 (the "Reorganization Agreement"), which requires, among other things, that the Employee enter into this Employment Agreement in connection with the merger of SimTech with and into Merger Sub (the "Merger"), as described in the Reorganization Agreement (capitalized terms not otherwise defined herein shall have the meanings set forth in the Reorganization Agreement);

     NOW, THEREFORE, IT IS HEREBY AGREED by and between the parties hereto as follows:

     1. EMPLOYMENT AND DUTIES. SUMMIT hereby employs Davenport to serve and perform in the role of Vice President, General Manager of Verification Products Division reporting to the Chief Executive Officer or Chief Operating Officer of SUMMIT. Davenport agrees to perform the duties of this position to the best of his ability and to devote full time and attention to the transaction of SUMMIT's business.

     2.   TERM AND TERMINATION.

          (a) This Agreement shall have an initial term of three (3) years, unless sooner terminated in accordance with Subsection 2(b), 2(c), 2(d) and/or 2(e) below. After the initial term of three (3) years, or any extension thereof, the term of the Agreement shall automatically extend for additional one (1) year periods unless terminated by either party with at least ninety (90) days' advanced written notice prior to the end of the then-current term. Both parties acknowledge that the

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employment created herein is Employment-at-Will and may be terminated with or without cause under the terms stated herein.

          (b) In the event that Davenport notifies SUMMIT of termination of his employment with SUMMIT for any reason other than specified in Section 2(d), this Agreement shall terminate as of the date of such notification. Termination under this Section 2(b) is "Resignation."

          (c) In the event that SUMMIT notifies Davenport of termination of his employment by SUMMIT because Davenport willfully abandoned the duties of his position or engaged in any business or criminal practice which the Chief Executive Officer and Board of Directors reasonably determines is detrimental or harmful to the good name, goodwill or reputation of SUMMIT, or which does or could adversely effect the interests of SUMMIT, then this Agreement shall
terminate as of the date of such notification.   Termination under this
Section 2(c) is "Cause."

          (d) In the Event that Davenport notifies SUMMIT of his resignation as an employee of SUMMIT for any of the following reasons:

               (i) the assignment to Davenport of employment responsibilities which are not of substantially comparable responsibility and status as the employment responsibilities held by Davenport immediately following the Closing in the position of Vice President, General Manager of the Verification Products Division of SUMMIT;

               (ii) a reduction by SUMMIT in Davenport's base salary as provided in Section 3 or the failure to pay up to the target bonus as provided in Section 3 if such bonus is paid to other executive officers of SUMMIT;

               (iii) SUMMIT requiring Davenport to be based anywhere other than within fifty (50) miles of Minneapolis, Minnesota, except for requirements of temporary travel on the Company's business to an extent substantially consistent with Davenport's business travel obligations;

               (iv) except to the extent otherwise required by applicable law, the failure by SUMMIT to provide Davenport with substantially the same benefits under SUMMIT's employee benefits plans as are provided to the Chief Financial Officer and the Senior Vice President of World Wide Marketing of SUMMIT;

               (v) the failure by SUMMIT to release the Securities from the lock-up as provided in Section 4; or

               (vi) the failure by SUMMIT to obtain, as specified in Section 18, an assumption of the obligations of Summit to perform this Agreement by any successor to SUMMIT;


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then this Agreement shall terminate as of the date of such notification.
Termination under this Section 2(d) is "Construction."

          (e) In the event that SUMMIT notifies Davenport of termination of his employment by SUMMIT for any reason other than specified in Section 2(b) and/or 2(c) and/or 2(d), this Agreement shall terminate as of the date of such notification. Termination under this Section 2(e) is "Convenience."

          (f) Notwithstanding the above, termination of this Agreement shall not release Davenport from any obligations under Sections 4 through 8, 10, 12 through 14 and 16 hereof.

     3. COMPENSATION AND BENEFITS. In consideration of the services to be performed by Davenport, SUMMIT agrees to pay Davenport the compensation and extend to Davenport the benefits consisting of the following:

          (a) Annual Base Salary of $141,000, paid twice monthly and prorated and beginning on the first pay period following the date agreed upon by Davenport and the Chief Executive Officer.

          (b)  Auto allowance of $750 per month.

          (c) An annual bonus commencing with SUMMIT'S 1998 fiscal year of up to 25% of annual base salary plus auto allowance under the terms of the Executive Bonus Plan.

          (d) Davenport shall be provided the right to participate in the health, dental, and life insurance programs provided for the senior level executives of SUMMIT.

          (e) Davenport shall earn four (4) weeks paid time off during his first year of employment and each year thereafter. This paid time off shall be available for use as earned according to the standard policy of SUMMIT.

          (f) In the event that this Agreement is terminated for Construction as defined in Section 2(d) or Convenience as defined in Section 2(e), then SUMMIT shall pay Davenport $12,500 per month. This payment shall continue monthly for twelve (12) months provided, however, that if Davenport accepts full-time employment from another party prior to the end of such twelve (12) months, these monthly payments shall immediately terminate.

     4. LOCK-UP AGREEMENT. In consideration of the agreement of SUMMIT to enter into the Reorganization Agreement, to Davenport and for other good and valuable consideration, receipt of which is hereby acknowledged by Davenport, Davenport hereby agrees, from the date hereof until and including the date which is three (3) years from the date hereof, (the "Lock-Up Period"), not to offer to sell, contract to sell or otherwise sell, dispose of or grant any rights with respect to (collectively, a "Disposition") any shares of Common Stock of SUMMIT issued to Davenport in connection with the Merger or issuable to Davenport upon exercise of options granted by SimTech


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and assumed by SUMMIT in connection with the Merger (collectively, the
"Securities" and the aggregate of such Securities, the "Initial Securities Amount") otherwise than as follows:

          (a) Subject to compliance with applicable securities laws, twenty percent (20%) of the Initial Securities Amount may be sold six (6) months after the Closing Date.

          (b) Subject to compliance with applicable securities laws, an additional twenty percent (20%) of the Initial Securities Amount may be sold twelve (12) months after the Closing Date.

          (c) Subject to compliance with applicable securities laws, an additional twenty percent (20%) of the Initial Securities Amount may be sold eighteen (18) months after the Closing Date.

          (d) Subject to compliance with applicable securities laws, an additional twenty percent (20%) of the Initial Securities Amount may be sold twenty-four (24) months after the Closing Date.

          (e) Subject to compliance with applicable securities laws, the remaining twenty percent (20%) of the Initial Securities Amount (the "Escrow Shares") may be sold twenty-four (24) months and one (1) day after the Closing Date. Davenport agrees that the Escrow Shares shall be held in escrow by SUMMIT from the Closing Date until the date which is twenty-four
(24) months and one (1) day after the Closing Date.

The foregoing restriction is expressly agreed to preclude Davenport from engaging in any hedging or other transaction which is designed to or reasonably expected to lead to or result in a Disposition of Securities during the Lock-Up Period even if such Securities would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale (whether or not against the box) or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any Securities or with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from Securities. Furthermore, Davenport hereby agrees and consents to the entry of stop transfer instructions with SUMMIT's transfer agent against the transfer of the Securities held by the undersigned except in compliance with this Lock-Up Agreement.

     5. EFFECT OF TERMINATION ON SECURITIES. If Davenport is terminated for:

          (a) Cause or Resignation during the two (2) year period following the Closing Date, (i) Davenport will forfeit the Escrow Shares that have not yet become eligible for sale by Davenport as provided in Section 4 and (ii) Davenport will not effect a Disposition of any Securities not previously released pursuant to Section 4 for a period of three (3) years from the Closing Date.


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          (b)  Convenience, Construction or circumstances of death and disability during the two (2) year period following the Closing Date, (i) the Escrow Shares shall be promptly released to Davenport and (ii) the Lock-up Period shall immediately terminate.

     6.   NON-COMPETITION.

          (a) The parties understand and agree that this Agreement is entered into in connection with the acquisition of SimTech by SUMMIT, effected by the Merger. The parties further understand and agree that Davenport was a substantial shareholder of SimTech, a key and significant member of the management of SimTech, and that SUMMIT paid Davenport substantial consideration in order to acquire Davenport's stock interest in SimTech. In addition, the parties agree that, prior to the Merger, SimTech was engaged in its business in each of the fifty states of the United States (hereinafter referred to as the "Geographic Scope of SimTech's business"). The parties further agree that SUMMIT and Merger Sub following the Merger will continue conducting such business in all parts of the Geographic Scope of SimTech's business. As a result of the foregoing, the parties expressly understand and agree that the non-competition provisions contained in this Agreement are permissible and enforceable pursuant to the provisions of applicable law, including without limitation California Business and Professions Code Section 16601.

          (b) Davenport agrees that during his employment with SUMMIT, its subsidiaries or Merger Sub (collectively, the "Employer"), Davenport will not engage in any other employment competitive with the business or proposed business of the Employer or which otherwise conflicts with or adversely affects in any way Davenport's performance of his employment obligation to the Employer.

          (c) Commencing at the Closing Date and continuing until one (1) year following termination by Resignation or for Cause, Davenport will not, as an Davenport, agent, consultant, advisor, independent contractor, general partner, officer or director of any corporation, partnership or other entity, or in any other similar capacity, participate or engage in the design, development, manufacture, production, marketing, sale or servicing of any product, or the provision of any service, that relates to the hardware definition language design analysis, verification, simulation and graphical user interface business (the "Business") in the United States.

     Without limiting the foregoing, SUMMIT hereby acknowledges that Davenport's ownership, directly or indirectly, of up to five percent (5%) of any class of "publicly traded securities" of any person or entity which owns a competitive Business shall not be a violation of this Agreement. For the purposes of this Section 6, the term "publicly traded securities" shall mean securities that are traded on a national securities exchange or listed on the National Association of Securities Dealers Automated Quotation System.

     Notwithstanding the foregoing, Davenport will not be prohibited from competing with Employer in the United States if Employer, or any entity deriving title to their goodwill or shares, ceases to carry on a like Business therein; this exception to Davenport's covenant not to compete


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only applies to the country in which the Business is no longer carried on and does not effect the enforceability of this Section 6(c) in the countries in which the Business is continued.

     Notwithstanding the foregoing, with the prior approval of the Chief Executive Officer or Chief Operating Officer of SUMMIT (which approval shall not be unreasonably withheld), Davenport will be permitted to acquire any class of securities of private companies that engage in a competitive Business.

          (d) Notwithstanding any provision of this Agreement to the contrary, the provisions of this Section 6 shall not apply in the event this Agreement is terminated for reasons other than a termination for Resignation or a termination for Cause.

          (e) If any restriction set forth in Sections 6(a), (b) or (c) above is held to be unreasonable, then Davenport agrees, and hereby submits, to the reduction and limitation of such prohibition to such area or period as shall be deemed reasonable.

     7. COVENANT NOT TO SOLICIT. Davenport agrees that he will not, while employed by SUMMIT, Merger Sub or any other subsidiary of SUMMIT and for a period of one (1) year following termination of such employment:

          (a) solicit, encourage, or take any other action which is intended to induce any other employee of SUMMIT, Merger Sub or any of their subsidiaries to terminate his or her employment with SUMMIT, Merger Sub or any of their subsidiaries; or

          (b) interfere in any manner with the contractual or employment relationship between SUMMIT, Merger Sub or any of their subsidiaries and any such employee of SUMMIT, Merger Sub or any of their subsidiaries.

The foregoing shall not prohibit Davenport or any entity with which Davenport may be affiliated from hiring a former or existing employee of SUMMIT, Merger Sub or any of their subsidiaries, provided that such hiring results exclusively from such employee's affirmative response to a general recruitment effort carried out through a public solicitation or a general solicitation. In addition, notwithstanding any provision of this Agreement to the contrary, the provisions of this Section 8 shall not apply in the event this Agreement is terminated for reasons other than a termination for Resignation or a termination for Cause.

     8. PROPRIETARY INFORMATION AGREEMENT. Upon commencement of the Davenport's employment, the Davenport will sign SUMMIT's standard proprietary information agreement.

     9. CONFIDENTIALITY. Davenport acknowledges that certain customer lists, design work, and related information, equipment, computer software, and other proprietary products and information, whether of a technical or non-technical nature, including but not limited to schematics, drawings, models, photographs, sketches, blueprints, printouts, and program listings of SUMMIT, collectively referred to as "Technology", were and will be designed and developed by SUMMIT at


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great expense and over lengthy periods of time, are secret and confidential, are unique and constitute the exclusive property and trade secrets of SUMMIT, and any use or disclosure of such Technology, except in accordance with and under the provisions of this or any other written agreements between the parties, would be wrongful and would cause irreparable injury to SUMMIT. Davenport hereby agrees that he will not, at any time, without the express written consent of SUMMIT, publish, disclose, or divulge to any person, firm, or corporation any of the Technology, nor will Davenport use, directly or indirectly, for Davenport's own benefit or the benefit of any other person, firm, or corporation, any of the Technology, except in accordance with this Agreement or other written agreements between the parties.

     10. INVENTIONS. All original written material including programs, charts, schematics, drawings, tables, tapes, listings, and technical documentation which are prepared partially or solely by Davenport in connection with employment by SUMMIT shall belong exclusively to SUMMIT.

     11. RETURN OF DOCUMENTS. Davenport acknowledges that all originals and copies of records, reports, documents, lists, plans, drawings, memoranda, notes, and other documentation related to the business of SUMMIT or containing any confidential information of SUMMIT shall be the sole and exclusive property of SUMMIT, and shall be returned to SUMMIT upon the termination of employment for any reason whatsoever or upon the written request of SUMMIT.

     12. COMPLIANCE. Davenport agrees to comply with all of SUMMIT's written employment policies, guidelines, and procedures as contained in an employment manual, including revisions and additions thereto.

     13. INJUNCTION. In addition to all other legal rights and remedies, SUMMIT shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief of any actual or threatened violation of any term hereof without requirement of bond, as well as an equitable accounting of all profits or benefits arising out of such violation.

     14. WAIVER. The waiver of either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach thereof.

     15. DISPUTES. The legal relations of the parties hereunder, and all other matters hereunder, shall be governed by the laws of the State of Oregon. Unresolved disputes shall be resolved in a court of competent jurisdiction in Washington County, Oregon, and all parties hereto consent to the jurisdiction of such court.

     16. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any and all prior agreements or understandings, written or oral, between the parties hereto pertaining to the subject matter hereof. No modification or amendment hereof is effective unless in writing and signed by both parties.


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     17.  INDEMNIFICATION.  As an officer of Merger Sub, Davenport shall be entitled to indemnification by Merger Sub in his capacity as an officer of Merger Sub to the extent provided in the Articles of Incorporation or Bylaws of Merger Sub.

     18. SUCCESSORS; BINDING AGREEMENT; ASSIGNMENT. SUMMIT will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise), to all or substantially all of the business and/or assets of SUMMIT, by agreement in form and substance satisfactory to Davenport, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that SUMMIT would be required to perform it if no such succession had taken place. Failure of SUMMIT to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Davenport to compensation from SUMMIT in the same amount and on the same terms as Davenport would be entitled hereunder if Davenport terminated his employment for Construction, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the termination date. As used in this Agreement, "SUMMIT" shall mean SUMMIT as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 18 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.


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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first herein above written.

                                   "EMPLOYER":

                                   SUMMIT DESIGN, INC.
                                   A Delaware Corporation



                                   By: /s/  Larry J. Gerhard
                                      -----------------------------------
                                   Larry J. Gerhard
                                   President and Chief Executive Officer


                                   "EMPLOYEE":



                                   /s/ Richard Davenport
                                   --------------------------------------
                                   Richard Davenport


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